ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-130789
April 5, 2006

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley Rating Agencies:
Moody's, Fitch

Attached is a free writing prospectus for the BSCMS 2006-TOP22 transaction that clarifies, updates or adds information related to the free writing prospectus, dated March 29, 2006. Investors should consider this information prior to making a decision to invest.

                  STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),
(2) no representation that these materials are accurate or complete and may not be updated, or
(3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

                STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

      The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

      This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

                             ----------------------

     IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

      Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, the email communication to which this material may have been attached are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another email system.

                          $1,540,620,000 (Approximate)
          Bear Stearns Commercial Mortgage Securities Trust 2006-TOP22
                                as Issuing Entity
                Bear Stearns Commercial Mortgage Securities Inc.
                                  as Depositor
                     Wells Fargo Bank, National Association
                      Morgan Stanley Mortgage Capital Inc.
                     Bear Stearns Commercial Mortgage, Inc.
                      Principal Commercial Funding II, LLC
                        Principal Commercial Funding, LLC
                      as Sponsors and Mortgage Loan Sellers

        COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-TOP22

      This free writing prospectus relates to Bear Stearns Commercial Mortgage Securities Inc.'s offering of selected classes of its Series 2006-TOP22 Commercial Mortgage Pass-Through Certificates and clarifies, updates or adds the following information as it relates to the related free writing prospectus, dated March 29, 2006:

            o Thirteen (13) groups of mortgage loans (which include nine (9) groups of mortgage loans in loan group 1, representing 19.1% of the initial loan group 1 balance, three (3) groups of mortgage loans in loan group 2, representing 23.7% of the initial loan group 2 balance and one (1) group of mortgage loans that include mortgage loans in loan group 1 and loan group 2, representing 2.3% of the initial outstanding pool balance) were made to the same borrower or borrowers related through common ownership and where, in general, the related mortgaged properties are commonly managed.

            o     With respect to Mortgage Loan Nos. 1-17, the
                  Chesterbrook/Glenhardie mortgage loan, the "Call Protection" set forth in Appendix IV is hereby updated to reflect the fact that the related mortgage loan is prepayable without penalty from and after December 8, 2015.

            o The definition of "Loan Group 2" is hereby updated to reflect that the mortgage loans in Loan Group 2 represent approximately 95.5% of the Initial Pool Balance of all the mortgage loans secured by multifamily and manufactured housing community properties.

** BSCMS 2006-TOP22 ** $1.7Bn Fixed Rate CMBS - Pricing Spreads
Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: Moody's, Fitch

                                                            Pricing
 CL    SIZE($MM) Moody's/Fitch   C/E      A/L     PRIN WIN  Spread
 A1     96.8      Aaa/AAA     27.000%    2.99      1-51      S+5
 A2    212.0      Aaa/AAA     27.000%    4.64     51-60      S+12
 A3     95.1      Aaa/AAA     27.000%    6.55     76-83      S+27
 AAB    81.5      Aaa/AAA     27.000%    7.17     60-109     S+23
 A4    563.8      Aaa/AAA     27.000%    9.67    109-119     S+22
 A1A   195.2      Aaa/AAA     27.000%    Not Offered
 AM    170.5      Aaa/AAA     17.000%    9.89    119-119     S+27
 AJ    125.7      Aaa/AAA      9.625%    9.92    119-120     S+31
*B      32.0      Aa2/AA       7.750%
*C      12.8      Aa3/AA-      7.000%
*D      25.6       A2/A        5.500%
*E      14.9       A3/A-       4.625%
*F      14.9     Baa1/BBB+     3.750%
*G      14.9     Baa2/BBB      2.875%
*H       8.5     Baa3/BBB-     2.375%    Not Offered
*X   1,704.7**    Aaa/AAA
* Subject to rule 144A
** Notional Amount

Expected Timing:
  Pricing: Today. Afternoon
  Settlement: April 20th

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

** BSCMS 2006-TOP22 ** $1.7Bn Fixed Rate CMBS
Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: Moody's, Fitch

 CL   SIZE($MM) MDY/Fitch  C/E    A/L  PX LEV COUPON   PRICE   YIELD
CUSIP
 A1     96.8    Aaa/AAA  27.000%  2.99  S+5   5.415  100.24772 5.3213
07387BFN8
 A2    212.0    Aaa/AAA  27.000%  4.64  S+12  5.467  100.53204 5.4319
07387BFP3
 A3     95.1    Aaa/AAA  27.000%  6.55  S+27  5.467   99.80131 5.6323
07387BFQ1
 AAB    81.5    Aaa/AAA  27.000%  7.17  S+23  5.467   99.98938 5.6067
07387BFR9
 A4    563.8    Aaa/AAA  27.000%  9.67  S+22  5.467   99.87264 5.6491
07387BFS7
 A1A   195.2    Aaa/AAA  27.000% Not Offered
 AM    170.5    Aaa/AAA  17.000%  9.89  S+27  5.467   99.47961 5.7042
07387BFU2
 AJ    125.7    Aaa/AAA   9.625%  9.92  S+31  5.467   99.18341 5.7448
07387BFV0
*B      32.0    Aa2/AA    7.750%
07387BFW8
*C      12.8    Aa3/AA-   7.000%
07387BFX6
*D      25.6    A2/A      5.500%
07387BFY4
*E      14.9    A3/A-     4.625%
07387BFZ1
*F      14.9    Baa1/BBB+ 3.750%
07387BGA5
*G      14.9    Baa2/BBB  2.875%
07387BGB3
*H       8.5    Baa3/BBB- 2.375% Not Offered
* Subject to rule 144A

DETAILS:
 - The Coupon for Classes A2 through G are Initial Only
 - Settlement:  4/20/2006
 - First Payment Date:  5/12/2006
 - Rated Final Distribution Date:  April 2038

STATEMENT REGARDING FREE WRITING PROSPECTUS
The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.


The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1)   these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.